Exhibit 13

Index

1.	Investor Newsletter

2.	Campaign page

———- Forwarded message ———-

From: The StartEngine Team <community@startengine.com>

Date: Sun, Jun 17, 2018 at 11:46 AM

Subject: [Test] StartEngine Reaches Its $5-Million Goal... And Announces Its ICO!

To: "<< Test First Name >>" <XXXXXXXXXXXXX>

$4,999,170 raised!

Hi, << Test First Name >>,

A lot can happen in eight months. You can move offices, double the size of your team, break company records for revenue and campaign launches, and even host two sold-out ICO summits with thousands of attendees in person and online.

You can also raise almost $5 million from over 3,400 investors!

That's right. At around 8pm PST on Friday night, StartEngine's raise reached its funding goal. We're over the moon, and it's all thanks to investors like you, people who believe in the transformative power of crowdfunding and democratizing access to capital.

If you know StartEngine well enough, though, then you know we're just getting started. We have many exciting plans that we've been eager to share, chief among them building a blockchain-enabled secondary marketplace for tokenized securities.

What tokens might be traded on this planned secondary marketplace? Among the first would be StartEngine tokens. That's right. The StartEngine ICO is real, and you can reserve your tokens right now:

Reserve Tokens in the StartEngine ICO

Surprised? Just wait until you learn more about what we have planned in the weeks and months ahead. There's so much more to tell!

Sincerely,

The StartEngine Team

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PLEASE READ STARTENGINE'S OFFERING CIRCULAR BEFORE MAKING ANY INVESTMENT.

WITH RESPECT TO THE ANTICIPATED TOKEN OFFERING, NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

IMPORTANT MESSAGE: StartEngine Crowdfunding is a not a broker-dealer, funding portal or investment adviser. StartEngine Capital, LLC is a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA). Neither StartEngine Crowdfunding nor StartEngine Capital is making any recommendation or giving any advice with respect to any company or offering discussed in this communication. To read our full disclosure, please go to: https://www.startengine.com/assets/Disclaimer.pdf

Copyright © 2018 StartEngine Crowdfunding Inc. / StartEngine Capital LLC, All rights reserved

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StartEngine STO is currently in the Test the Waters Phase for Title IV investments. StartEngine STO The future of finance is here. Large OPO Los Angeles, CA Financial Services Accepting International Investment Overview () Team () Updates ()Share () StartEngine Blazes New Trails in Finance The JOBS Act Meets the BlockChain Reserve ()

Since its founding, StartEngine's mission has been to help entrepreneurs achieve their dreams by providing democratized access to capital. This mission was first enabled by the Jumpstart Our Business Startups (JOBS) Act, which facilitated investment in early-stage startup businesses for everyone, regardless of wealth, in the United States for the first time. StartEngine was among the first to enter the nascent fundraising space created by the JOBS Act in May 2016. We've worked tirelessly since to realize our core mission of helping entrepreneurs to achieve their dreams. Our company is growing. Since inception, nearly 150 successful financings have been completed for startups and other businesses via the StartEngine platform. Our revenue is growing on an average 22% month over month.* *Past performance is not indicative of future results. While working with entrepreneurs, small businesses and others to host their capital raising efforts over the course of 2017, we recognized the potential of another form of capital creation: initial coin offerings (ICOs). In 2017, hundreds of companies raised over $5.6B through ICOs (http://www.businessinsider.com/how-much-raised-icos-2017- tokendata-2017-2018-1).

There was little doubt that many were making use of ICOs to incredible benefit. But, it was our belief that these raises should be and ultimately would need to be conducted in accordance with securities regulation, including Regulation CF, D and A. Seeing the opportunity, we moved to establish thought leadership within this emerging space. In November of last year, we conducted our first ICO 2.0 Summit, bringing together thought leaders in cryptocurrency, finance and crowdfunding to chart a path forward for the STO. Now, only months later, what we envisioned is a reality. Terms like "tokenized security", "security tokens" and "STOs" are commonplace. Just ask the thousands who attended our second ICO 2.0 Summit in person and online this past April.

Our Platform Has Been Ahead of Everyone 1st to Launch a Reg CF ICO Indeco 1st to Launch a Reg CF Gigmor 1st to Launch a Reg A+ Elio Motors StartEngine has embraced this new marketplace, hosting the first Regulation CF ICO and many more since. Blazing this trail has only given us more inspiration. It's now our goal to use blockchain for our new service and services planned for the future: StartEngine Secure, LDGR, and StartEngine Secondary. Contingent on the SEC's and FINRA's approval of StartEngine as a broker-dealer and Alternative Trading System (ATS), we intend to launch StartEngine Secondary, which will operate a secondary marketplace for tokenized securities, in the months ahead. This secondary market will be supported by StartEngine Secure, a trusted source and registered transfer agent, and LDGR, a decentralized application for logging transactions in Regulations CF, D and A securities. Our goal is to raise $10 million with our own STO in order to help achieve our vision for these services. Ultimately, we believe this will enable us to realize our vision of creating the modern financial firm. Reserve your StartEngine Token in the StartEngine STO. Join us as we work to bring liquidity to small investors and startups with the introduction of StartEngine Secondary*, LDGR*, and StartEngine Secure. *Implementation of these services is contingent upon development by our team and approval by relevant regulatory bodies.

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IC 2.0
start engine
start engine

Own the StartEngine Token

Participate in the future of finance.

Following the successful conclusion of our $5.0M raise, StartEngine is proud to announce its testing-the-waters campaign for the StartEngine STO.

When you invest in our STO, you will receive a StartEngine Token. We intend that you will be able to trade this token on the **StartEngine Secondary ATS (StartEngine Secondary)**, if and when StartEngine receives the necessary approvals.

Of course, we can't guarantee when or if that will happen. Therefore, **StartEngine is also in discussions with tZero and other broker-dealers to offer the StartEngine token on their ATS platforms.**

With the funds from our STO and following our company's roadmap for growth, we intend to provide a secondary market for these shares and tokens. Ultimately, this is with the aim of bringing liquidity to you, the investor.

StartEngine Looks to the Future

A Lot Has Happened Since Beginning Our Last Raise The past six months have been some of the most exciting and fast-paced in all of StartEngine's history. During the first six months of 2018, our team's size has doubled, as we've expanded the services we offer and laid the groundwork for the next big things: StartEngine Secondary and LDGR. Having provided a platform for entrepreneurs to raise more than $60 million, we've grown our user base to over 150,000, of which just over 35,000 have invested in a StartEngine raise. Of those, an incredible 20% of our investors participated in more than one offering. As impressive as those stats are, we think they're merely suggestive of what's to come... Our community's response to our previous raise has inspired us to raise the bar and to aim for even loftier goals. We believe that StartEngine can create the reimagined financial firm. To do this, we're working to lay the groundwork for services that can democratize access to liquidity for entrepreneurs and investors alike. By doing so, we believe that StartEngine can facilitate the creation of entirely new economies, jobs and means of capital formation. Building a Secondary Market StartEngine's Roadmap Forward

That went from 0 to 100
real quick.

The StartEngine platform, through which we offer equity crowdfunding and ICOs under Regulations CF, D and A, has grown significantly. **In the month of May 28 campaigns were launched on our platform, our highest number yet.** To build upon this growth, we intend to launch StartEngine Primary, our planned broker-dealer, and StartEngine Secondary, our planned ATS.

StartEngine Secondary is our planned secondary market, upon which tokenized securities may be traded. Undergirding StartEngine Secondary are StartEngine Secure and LDGR. StartEngine Secure is our registered transfer agent and will act as such for StartEngine Secondary. LDGR is a patent-pending decentralized application that will provide a log for shares.

Working in tandem, it is our intention that these supporting services will allow StartEngine Secondary to function with the speed and efficiency expected by today's investors. The full implementation of StartEngine Secondary, though, is ultimately dependent upon the SEC's and FINRA's approval of StartEngine as a registered broker-dealer and an ATS (Alternative Trading System).

Breaking Down Our Planned Secondary Marketplace

StartEngine Secondary

When our wholly-owned subsidiary, StartEngine Primary LLC, is licensed as a broker-dealer and it is permitted to operate an ATS, **we anticipate launching StartEngine Secondary as a marketplace to trade tokenized securities** efficiently between buyers and sellers. Buyers can use Bitcoin or other cryptocurrencies to instantly purchase shares instead of waiting days for transactions to be completed.

LDGR

LDGR is a patent-pending decentralized application on the Ethereum blockchain with the purpose of helping companies offer liquidity to their investors. LDGR can be deployed to create a security token for every company using StartEngine Secondary, thereby enabling investors to trade their holdings on an open, transparent marketplace. StartEngine Secure When an investor sells shares on StartEngine Secondary, StartEngine Secure, a registered transfer agent, will help complete the transaction. It will notify LDGR to publish the transaction on the blockchain, thereby rendering it immutable. We also plan for StartEngine Secure to be able to integrate with other ATS platforms to process transfers outside of the StartEngine ecosystem in the future. Read the White Paper If you'd like to learn more about LDGR and our planned secondary marketplace, please read the LDGR White Paper. (https://d19j0qt0x55bap.cloudfront.net/media/StartEngine%20LDGR%20White%20Paper.pdf) The Vanguard in Crowdfunding and ICO 2.0 StartEngine Is an Established Thought Leader StartEngine has been able to grow so quickly due to its ambition and through our efforts to provide thought leadership in our industry. The spaces in which we operate are cutting edge, and being able to provide clear insights for entrepreneurs and investors alike is crucial to our long-term success. The StartEngine ICO 2.0 Summit Nowhere has our ambition been on better display than at our first two ICO 2.0 Summits held in November 2017 and April 2018. Both of these sold-out events attracted ICO and STO experts and visionaries from around the world, proving to be watershed moments in the development of this emerging form of capital creation.

Over 1,000 people attended our April 2018 Summit, with thousands more joining the YouTube livestream We featured powerful keynotes from noteworthy speakers like Ryan Singer, Gil Penchina and Mark Suster. We hosted ICO pitches from companies like tZERO, Chia and KodakOne. The StartEngine Summit will return to Santa Monica on October 19th, and we know expectations will be high! Industry Events

While the StartEngine Summits are StartEngine's marquee events of the year, we also host a number of smaller events to keep entrepreneurs and investors engaged. These events include Demo Days, when entrepreneurs using our platform technology to raise funds have an opportunity to interact directly with the attendees. Howard's Blog

Long before ICOs became standard parlance, Howard saw the future of ICO 2.0. On his blog and also through guest articles as contributor to Forbes, Hacker Noon, The Mission and Next Web, Howard has shared his vision for the space and has worked to chart the path forward to liquidity. Expanding Our Services for Entrepreneurs and STOs The core of StartEngine's mission is to break down barriers that exist between entrepreneurs and capital. For this reason, we're continually devising new services to offer entrepreneurs interested in raising the capital they need in order to realize their dreams. Launch Promo Many entrepreneurs do not have the capital to hire lawyers, accountants and writers to build effective crowdfunding and STO campaigns. That's why we introduced Launch Promo, a single-source solution for companies to gain access to the resources they need.

StartEngine Promote Startups often lack the core competencies necessary to launch effective digital marketing campaigns that drive investment. Through StartEngine Promote, our marketing team offers its expertise, providing best practices and tools to enable them to find interested investors. As StartEngine's Goals Grow, So Does Our Team The People Making It Happen Our mission to reimagine the financial firm requires an incredible team, just like the one we've assembled. Most recently, we added a Chief Technology Officer, John Shiple, who was educated at MIT. He has spent dozens of years developing successful technology and will help guide our engineering team in the development and deployment of our StartEngine Secondary platform. At StartEngine we believe that sales lead growth, which is why Business Development has been the fastest growing department. Since December, this team has added six Business Development Representatives, with more to be added in the months to come. As the number of companies we work with has grown, so too has our Services team's numbers. Our Account Managers shepherd companies from onboarding to launch and to closing. Meanwhile, these companies come into contact with our Creative Services team, which assists with campaign development, and our Marketing Services team, which assists companies to employ digital marketing best practices. Finally, StartEngine's Marketing Department has also expanded quickly. Since the beginning of the year, this team has added a new Director of Lead Generation, a PR Manager, a Digital Growth Manager and a Client Marketing Manager.

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The Path to Liquidity A Letter from StartEngine CEO, Howard Marks Dear Investor, I have been an entrepreneur for the last 35 years, with a journey that has allowed me to tackle one of the most important problems that exist in our economy: access to capital.

The American Dream has allowed millions of entrepreneurs to grow our economy into the largest in the world. Whether it is Thomas Edison, Steve Jobs or Elon Musk, these industry builders needed capital and capital they received. Personally, I witnessed the arbitrary bias of the financial system when I was investing in dozens of entrepreneurs. There were so many who were unable to raise any capital because they did not fit the mold. I built StartEngine because I wanted to tear down the barriers that exist between entrepreneurs and capital. The JOBS Act brought about a tectonic shift in the industry. Now, with the recent advances in cryptocurrencies and blockchain technology, I believe it is possible to build a modern financial firm, one that works to the benefit of everyone. And I believe that StartEngine is the company to build it. StartEngine has, I think, an unfair advantage: the quality of our team. It is comprised of passionate, mission-driven and ambitious individuals who are as diverse in their backgrounds, ideas and abilities as the entrepreneurs we work with every day.

The relationships we forge with these entrepreneurs are the most important. The capital they raise on our platform is essential to their success and achieving their dreams, and their aspirations are crucial to the realization of our company's goals. I believe that StartEngine can be a catalyst for not only preserving the American Dream, but also expanding access to it. By charting a path to liquidity for small investors and entrepreneurs, I believe we can expand economic opportunity in ways once thought impossible. Don't just believe in this important mission, become a stakeholder in it. Make a reservation for StartEngine's next raise, and join us as we seek to disrupt the future of finance. Sincerely, HOWARD The Offering $10 million maximum amount offered Common Shares $500 Minimum Investment $10 / Share Preferred Shares $200,000 Minimum Investment $8.80 / Share (12% Discount Off Common Share Price)

Perks $1,000 - Up to 10% bonus on participating offerings on StartEngine $5,000+ - Plus a yearly invitation to the StartEngine Summit in Los Angeles *Please see full details of investment perks at the end of this page. Risk Factors A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment. In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature. These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration. The company is subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest. Specific risk related to the Company, its Business, its Financial Condition, the Tokens, and the planned Offering include: We are an early stage company and have not yet generated any profits; Our financials were prepared on a "going concern" basis; Any valuation of the company at this stage is difficult to assess; We operate in a highly regulated industry and the regulatory environment is evolving and uncertain; We are seeking registration as a broker-if approved, our business model and pricing structure will be altered; Investors in companies hosted on our platform may seek to hold us liable for misstatements made by issuers; Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents; StartEngine's service offerings are relatively new in an industry that is still quickly evolving; We are reliant on one main type of service; We depend on key personnel and face challenges recruiting needed personnel; StartEngine and its providers are vulnerable to hackers and cyber attacks; StartEngine currently relies on one escrow agent and technology service provider; We are dependent on general economic conditions; We face significant market competition; We expect our revenues and profits to be subject to fluctuations; and If the company cannot raise sufficient funds it will not be able to fully implement its business plan. Investors in our Common Tokens will have to assign their voting rights;

Investors in our Preferred Tokens will have to become a party to an investor rights agreement; Voting control is in the hands of a few large stockholders; We are offering a discount on our stock price to certain classes of investors; Future fundraising may affect the rights of investors; Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common if we are liquidated, including upon a sale of our company; There is no current market for our Common Stock or Preferred Stock; If blockchain technology and/or the Ethereum protocol do not function as expected, our Tokens may lose value, and our business may be negatively affected; Most investors can only gain access to Tokens by use of a private key; the loss of access to private keys may result in the permanent loss of access to an account and the value of the Tokens therein; The further development and acceptance of digital assets and use of blockchain technology, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate; The slowing or stopping of the development or acceptance of digital assets or use of blockchain technology may adversely affect our business and your investment; Any BTC or ETH tendered in exchange for the purchase of Tokens may decrease in value prior to the time at which the exchange rate into US dollars is determined, which could significantly reduce the amount of Tokens issuable to the relevant purchaser; State securities laws relating to secondary trading may present impediments to trading; Our Token price may be volatile; and Failure of smart contracts to work as anticipated might result in unintended transactions that cannot be reversed and remedies may be more limited than in the traditional securities market. Details About Investment Perks* $1,000 - The 10% Bonus Receive up to 10% off participating Reg CF offerings on StartEngine within a 24-hour window of their campaign launches. This means you will have a monetary bonus for any shares you purchase on participating campaigns. For example, if you buy 100 shares at $1 / share in a company, you will receive 10 bonus shares, meaning you'll hold 110 shares for $100. This discount is valid for one year from the time you receive your countersigned subscription agreement. As a reminder, your countersigned subscription agreement could take a few weeks to arrive after the time you invest. $5,000+ - The Owners' Summit Invitation In addition to The 10% Bonus, you will receive a yearly invitation to the StartEngine Summit in Los Angeles. This does not include lodging or travel expenses. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

THIS PAGE MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT HERE. (https://www.sec.gov/Archives/edgar/data/1661779/000114420418036457/tv497502_partiiandiii.htm) Meet Our Team

Howard Marks Co-Founder & CEO Howard co-founded StartEngine with the mission of helping entrepreneurs achieve their dreams. Howard was the founder and CEO of Acclaim Games, a publisher of online games that is now part of The Walt Disney Company. Before Acclaim, Howard was Chairman of Activision Studios from 1991 until 1997. As the former Board Member, and Executive Vice-President of video game giant Activision, he and a partner took control in 1991 and turned the ailing company into the video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry selling millions of games. He started StartEngine in 2011, an unrelated entity, as the first startup accelerator in Los Angeles with the goal of helping to make Los Angeles a technology city. After investing in over 60 companies, Howard realized the difficulties entrepreneurs had with raising capital from angel investors and venture capitalists. With the advent of the JOBS Act, Howard realized he could help thousands of entrepreneurs by creating a new company focused on implementing the equity crowdfunding rules. Thus, StartEngine Crowdfunding, Inc. was born in March 2014. Howard is the 2015 "Treasure of Los Angeles" award recipient for his work to transform Los Angeles into a leading technology city, and a member of Mayor Eric Garrett's technology council. Ron Miller Co-Founder & Chairman of the Board Ron Miller is the chairman and cofounder of StartEngine. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Ron immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and market plan to help StartEngine establish a leadership place in the market. Prior to StartEngine, Ron founded built and sold five companies through management buyouts, private equity private investors and public markets. He was also nominated as a four-time Inc. 500/5000 award recipient and was Ernst & Young entrepreneur of the year award finalist. As Chairman, Miller brings his deep experience as a leader and strategist to the company.

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www.StartEngine.com (https://www.startengine.com/) is a website owned by StartEngine Crowdfunding, Inc. and operated by StartEngine Crowdfunding and its wholly owned-subsidiary, StartEngine Capital, LLC, located at 750 N San Vicente Blvd #800, West Hollywood, CA 90069 (https://maps.google.com/? q=750+N+San+Vicente+Blvd+%23800,+West+Hollywood,+CA+90069&entry=gmail&source=g). StartEngine Crowdfunding is a not a brokerdealer, funding portal or investment adviser. StartEngine Capital, LLC is a funding portal registered here (https://www.sec.gov/cgi-bin/browse-edgar? action=getcompany&filenum=7-7&type=CFPORTAL&owner=include&count=40) with the US Securities and Exchange Commission (SEC) and here (https://www.finra.org/about/funding-portals-we-regulate) as a member of the Financial Industry Regulatory Authority (FINRA). By accessing this site and any pages on this site, you agree to be bound by our Terms of Use (https://www.startengine.com/terms) and Privacy Policy (https://www.startengine.com/privacy), as may be amended from time to time without notice or liability. Investment opportunities posted and accessible through the site are of three types 1.Regulation A offerings (JOBS Act Title IV; known as Regulation A+), which are offered to non-accredited and accredited investors alike. No broker-dealer, funding portal or investment adviser is involved in these offerings. These offerings are made through StartEngine Crowdfunding, Inc. 2. Regulation D offerings (506(c)), which are offered only to accredited investors. No broker-dealer, funding portal, or investment adviser is involved in these offerings. These offerings are made through StartEngine Crowdfunding, Inc. 3. Regulation Crowdfunding offerings (JOBS Act Title III), which are offered to non-accredited and accredited investors alike. These offerings are made through StartEngine Capital, LLC. Some of these offerings are open to the general public, however there are important differences and risks. You can learn more in our Learn section (https://startengine.zendesk.com/hc/en-us). Canadian Investors Investment opportunities posted and accessible through the site will not be offered to Canadian resident investors. Potential investors are strongly advised to consult their legal, tax and financial advisors before investing. The securities offered on this site are not offered in jurisdictions where public solicitation of offerings are not permitted; it is solely your responsibility to comply with the laws and regulations of your country of residence.